Steven M. Przesmicki

+1 858 550 6070

przes@cooley.com

Exhibit 5.1

January 18, 2019

HTG Molecular Diagnostics, Inc.

3430 E. Global Loop

Tucson, AZ 85706

Ladies and Gentlemen:

We have represented HTG Molecular Diagnostics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company, of a Registration Statement on Form S‑8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 1,338,417 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including (i) 1,143,417 shares (the “2014 Plan Shares”) reserved for issuance pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”), and (ii) 195,000 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the 2014 Plan and the 2014 ESPP, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2014 Plan and the 2014 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

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Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
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HTG Molecular Diagnostics, Inc. Page 2

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By: /s/Steven M. Przesmicki

Steven M. Przesmicki

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